Exhibit 99.3

Curtiss-Wright Announces Retirement of CFO Glenn E. Tynan and Appoints K. Christopher Farkas New Chief Financial Officer

DAVIDSON, N.C.--(BUSINESS WIRE)--May 7, 2020--Curtiss-Wright Corporation (NYSE: CW) today announced that Glenn E. Tynan, Vice President and Chief Financial Officer, plans to retire after a distinguished 20-year career with the Company, with the past 18 years as CFO. Mr. Tynan will continue to serve as a Vice President of the Company to assist the Executive Team with the transition until his retirement this fall.

“On behalf of the Board of Directors and the entire Curtiss-Wright team, I want to thank Glenn for his tremendous leadership and dedication to the development of a world-class finance organization,” said David C. Adams, Chairman and CEO of Curtiss-Wright Corporation. “Throughout his career, he maintained a steady focus on supporting Curtiss-Wright’s significant growth, including building and sustaining a very strong balance sheet, developing and executing the transformation of both the Finance and IT organizations, and leading the charge for significant free cash flow generation through consistent and rigorous efforts to reduce working capital. We wish him a long, happy and well-deserved retirement.”

“Looking back on my twenty-year career with Curtiss-Wright, I could not be more proud of what we accomplished as a Corporation and especially the evolution of our Finance organization,” said Mr. Tynan. “It has truly been a pleasure to participate in this great company’s incredibly successful journey, and I appreciate the extensive relationships that I’ve developed, especially with my very talented Finance team, our management team, Board of Directors, and the investment community. I look forward to the next chapter of my life and Curtiss-Wright’s continued success.”

As part of its formal succession plan, the Board of Directors announced that, effective immediately, K. Christopher Farkas has been promoted to Vice President and Chief Financial Officer. Mr. Farkas has served as the Company’s Vice President of Finance and Corporate Controller since 2017. In his new role, Mr. Farkas will report directly to David C. Adams, Chairman and Chief Executive Officer.

"I am pleased to announce the promotion of Chris Farkas as Curtiss-Wright's next Chief Financial Officer,” continued Mr. Adams. “He is a valuable member of our executive leadership team, and this appointment reflects his strong contributions to the overall financial performance of Curtiss-Wright for more than 10 years. Chris possesses a wide range of both financial and operational experience, and I'm confident that he will ensure a smooth transition and help drive Curtiss-Wright’s long-term profitable growth.”

Mr. Farkas was named Vice President of Finance of Curtiss-Wright Corporation in December 2017. Previously, he held the positions of Vice President and Corporate Controller since 2014, and also served as Assistant Corporate Controller since May 2009. During his tenure at Curtiss-Wright, he has been responsible for advising senior management and the Board of Directors on accounting, disclosure and SEC reporting matters, while overseeing the Corporation's internal and external financial reporting, accounting, government compliance, tax, treasury, and financial planning and analysis processes. Prior to joining Curtiss-Wright, he spent more than 17 years in financial, technical and operational roles of increasing responsibility within Fortune 50/250 industrial companies including United Technologies Corporation and Parker Hannifin.

Mr. Farkas holds a Bachelor of Science Degree in Accounting from Central Connecticut State University, a MBA Degree from Purdue University, Krannert School of Management, and an Executive MBA Degree from the ESCP Europe (European School of Management). He is a CPA and is a Member of the AICPA.

In addition, the Company announced that Gary Ogilby will be named Vice President and Corporate Controller, effective May 12. In his new role, he will be responsible for advising senior management and the Board of Directors on accounting, disclosure and SEC reporting matters, and also oversee the Corporation’s internal and external financial reporting, accounting policies, financial reporting systems, government compliance, and financial planning and analyses functions. He will report directly to K. Christopher Farkas, Vice President and Chief Financial Officer.

Mr. Ogilby most recently held the position of Vice President of Finance and Administration at the Company’s Surface Technologies division since 2016. Previously, he served as Assistant Corporate Controller of the Corporation since 2014, and as Manager of External Reporting and Accounting Policy since 2010. Prior to joining Curtiss-Wright, he worked within the audit practice of Ernst & Young where he spent the majority of his time auditing public multi-national companies. Mr. Ogilby holds a Bachelor of Science Degree in Accounting from the College of New Jersey. He is a CPA and is a Member of the AICPA.

About Curtiss-Wright Corporation

Curtiss-Wright Corporation (NYSE:CW) is a global innovative company that delivers highly engineered, critical function products and services to the commercial, industrial, defense and energy markets. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing reliable solutions through trusted customer relationships. The company employs approximately 9,100 people worldwide. For more information, visit www.curtisswright.com.

Contacts

Jim Ryan
(704) 869-4621
jim.ryan@curtisswright.com